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                                                                    Exhibit 99.1

                              FOR IMMEDIATE RELEASE

            MOBILE MINI, INC. TO ACQUIRE NATIONAL SECURITY CONTAINERS
              ALSO COMMENCES OPERATIONS IN TULSA WITH NEW START-UP
                    CREDIT FACILITY INCREASED TO $90 MILLION

Tempe, AZ - April 5, 1999 -- Mobile Mini, Inc. (NASDAQ National Market: MINI) today announced that it has signed a definitive agreement to acquire the assets of privately owned National Security Containers, LLC ("NSC"), one of the largest container leasing companies in the United States. At closing, the sellers will be paid $25.5 million -- $17.5 million in cash and $8 million in redeemable preferred stock. Closing of the transaction, which is subject to completion of due diligence and customary closing conditions, should take place by the end of this month.

Headquartered in Phoenix, NSC currently operates nine portable storage leasing locations, six in cities where Mobile Mini currently has a presence, and in Colorado Springs, Memphis and New Orleans, which are new markets for Mobile Mini. Mobile Mini will integrate the NSC operations into existing Mobile Mini branches in those markets where they both now operate. The acquisition of NSC, which generated approximately $9.4 million in 1998 revenues, is expected to be immediately accretive.

Separately, Mobile Mini also announced that it has commenced operations in Tulsa, Oklahoma utilizing its low-cost start-up business model.

Separately, the Company announced that its senior lenders, led by BT Commercial Corporation, have agreed to increase the Company's revolving line of credit by 20%, to $90 million from $75 million. Richard Bunger, Chairman of the Board, noted, "Twice in 1998 and again this year, we fortified our balance sheet by increasing the amount of borrowing available to us. By expanding our credit line to $90 million, we have a strong ally in our bankers who have expressed their confidence in our continued ability to identify and consummate suitable acquisitions while growing existing locations and our lease fleet."

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Mobile Mini, Inc. News Release                                            Page 2
April 5, 1999


Commenting, Steven Bunger, Mobile Mini's President and Chief Executive Officer said, "With the Tulsa opening and this acquisition, Mobile Mini will have a total of 16 locations. The four newly added markets are contiguous with our existing locations. NSC, whose business model is similar to ours, has been a strong competitor in our overlapping markets. This acquisition improves our market share in those territories and gives us the potential for economies of scale as we integrate NSC's locations into those of our own."

According to Larry Trachtenberg, Executive Vice President and Chief Financial Officer, "NSC, a former Mobile Mini dealer, has built the highest quality rental fleet, after our own, that we have encountered among our competitors and peers. One of our stated goals has been to enter four to eight new markets in 1999. With our entry in Tulsa, along with this acquisition, our largest ever, Mobile Mini has already reached the minimum threshold of that goal."

Mobile Mini, Inc. is a market leader in the leasing of portable storage containers.

This document may contain some forward looking statements, particularly regarding operating prospects for 1999, which involve a number of risks and uncertainties that could cause actual results to differ materially. These risk factors are listed from time to time in the Company's SEC filings.



CONTACT:                                  -OR-      INVESTOR RELATIONS COUNSEL:
Lawrence Trachtenberg, Executive VP &               The Equity Group Inc.
Chief Financial Officer                             Linda Latman (212) 836-9609
Mobile Mini, Inc.
(480) 894-6311
www.mobilemini.com